Exhibit 99.1
July 13, 2017
DTE Energy names energy executive Robert Skaggs to board of directors
DETROIT – DTE Energy today named Robert Skaggs to its Board of Directors, effective immediately.

For more than a decade, Skaggs served as chief executive for both the Columbia Pipeline Group, Inc. and NiSource Inc., a Fortune 500 energy holding company engaged in natural gas and electric utilities and the gas storage and pipeline business. He has held numerous leadership positions throughout his 35-year career.

“We’re pleased Bob has agreed to join our board of directors and add to the diverse knowledge and views our directors bring to DTE,” said Gerry Anderson, chairman and CEO of DTE Energy. “Bob joins us at a crucial time in our industry’s history. His knowledge and understanding of gas LDCs and the gas storage and pipeline business will be vital in the years ahead as DTE continues to grow its gas storage and pipeline business and transitions its electric generation fleet to include more natural gas generation and renewable sources.”

Skaggs, 63, earned his bachelor’s degree in economics from Davidson College, a juris doctorate from West Virginia University and a master’s degree in business administration from Tulane University.

Skaggs has served as a director at Cloud Peak Energy, Inc. since July 2015, and serves on the University Research Association (URA) Board of Trustees. Skaggs has served on the board of the National Safety Council and a wide variety of community and philanthropic organizations.

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For further information, members of the media may contact:
Stephanie Beres, DTE Energy, 313-235-5555

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